UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 29, 2010

ZENITH NATIONAL INSURANCE CORP.

(Exact name of registrant as specified in its charter)

Delaware	1-9627	95-2702776
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

21255 Califa Street, Woodland Hills, CA	91367-5021
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (818) 713-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors;

Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 29, 2010, the Compensation Committee of the Board of Directors and the Board of Directors of Zenith National Insurance Corp. (the “Registrant”) adopted a severance arrangement for Keith E. Trotman, an executive officer.  Mr. Trotman, who does not have an employment agreement, currently has day-to-day operational oversight over the Registrant’s investment portfolio.  As previously reported, the Registrant has entered into an Agreement and Plan of Merger with Fairfax Financial Holdings Limited (“Fairfax”) and an indirect wholly owned subsidiary of Fairfax, pursuant to which such subsidiary of Fairfax will be merged with and into the Registrant and the Registrant will become an indirect wholly owned subsidiary of Fairfax.  Consistent with Fairfax’s practice of centrally managing the investments of its subsidiaries, after consummation of the merger the Registrant’s investment activities will be transferred to Fairfax and Mr. Trotman’s services will no longer be required.  Upon Mr. Trotman’s termination of employment with the Registrant, he will be entitled to receive a cash lump sum severance payment equal to twice the sum of:  (1) his annual base compensation at the rate in effect at termination and (2) the highest annual bonus paid to him for any one of the three calendar years immediately preceding the year of termination.  In addition, for a period of two years from Mr. Trotman’s termination of employment, the Registrant will continue to provide Mr. Trotman and his family with the same level of life, medical, dental and vision insurance benefits that they were receiving through the Registrant immediately prior to termination.  Any tax imposed on Mr. Trotman based on any imputed income due to the provision of such benefits will be paid by the Registrant.  These severance benefits adopted for the benefit of Mr. Trotman are identical to the severance benefits contained in the employment agreements for other executive officers of the Registrant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZENITH NATIONAL INSURANCE CORP.

Dated:	May 4, 2010	By:	/s/ Michael E. Jansen
			Name:	Michael E. Jansen
			Title:	Executive Vice President
and General Counsel